Exhibit (h)(2)(ii)

1290 FUNDS

AMENDMENT NO. 2

EXPENSE LIMITATION AGREEMENT

Amendment No. 2, effective as of February 29, 2016 (“Amendment No. 2”), to the Expense Limitation Agreement, dated as of September 1, 2014 (the “Agreement”) between AXA Equitable Funds Management Group, LLC doing business as 1290 Asset Managers (the “Adviser”), and 1290 Funds (the “Trust”).

The Adviser and Trust hereby agree to modify and amend the Agreement as follows:

1.	New Funds. The Adviser and the Trust have determined to add the following new Funds to the Agreement:

1290 DoubleLine Dynamic Allocation Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund

(each, a “New Fund” and collectively, the “New Funds”)

2.	Terms and Conditions of Agreement with respect to New Funds. The New Funds will be added to the Agreement on the terms and conditions contained in the Agreement, except that the Agreement shall continue in effect for the New Funds until April 30, 2017.

3.	The maximum annual operating expense limit for the 1290 High Yield Bond Fund has been revised.

4.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust subject to this Agreement, is hereby replaced in its entirety by to Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

1290 FUNDS ON BEHALF OF EACH OF ITS FUNDS		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC d/b/a 1290 ASSET MANAGERS

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Chairman, Chief Executive Officer and President

SCHEDULE A

AMENDMENT NO. 2

EXPENSE LIMITATION AGREEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Fund Name	Total Expense Limited to (% of daily net assets)
1290 GAMCO Small/Mid Cap Value Fund	1.10%	1.10%	1.10%	1.10%
1290 SmartBeta Equity Fund	1.10%	1.10%	1.10%	1.10%
1290 High Yield Bond Fund	0.85%**	0.85%**	0.85%**	0.85%**
1290 Global Equity Managers Fund	1.15%	1.15%	1.15%	1.15%
1290 Multi-Alternative Strategies Fund	1.40%*	1.40%*	1.40%*	1.40%*
1290 Convertible Securities Fund	1.05%	1.05%	1.05%	1.05%
1290 Unconstrained Bond Managers Fund	1.15%	1.15%	1.15%	1.15%
1290 DoubleLine Dynamic Allocation Fund	1.00%	1.00%	1.00%	1.00%
1290 Retirement 2020 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2025 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2030 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2035 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2040 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2045 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2050 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2055 Fund	0.70%	0.70%	0.70%	0.70%
1290 Retirement 2060 Fund	0.70%	0.70%	0.70%	0.70%

*	For purposes of calculating the Maximum Annual Operating Expense Limit, the expenses of other investment companies in which the Portfolio invests are included in Fund Operating Expenses.
**	Fees are effective March 1, 2016.